EXHIBIT 99.1

Contact:	Investor Relations ProsoftTraining 602-794-4101 investors@prosofttraining.com

ProsoftTraining Reports Second Quarter Fiscal 2004 Results

Phoenix, Arizona – March 10, 2004 - ProsoftTraining (NASDAQ: POSO) today reported financial results for its second fiscal quarter ended January 31, 2004.

Revenues for the second quarter of fiscal 2004 were $2.00 million, compared to $2.84 million in the previous year’s second quarter. Net loss for the second quarter of fiscal 2004 was $0.29 million or $0.01 per share, compared to a net loss of $1.44 million or $0.06 per share for the second quarter of fiscal 2003.

Revenues for the first six months of fiscal 2004 were $4.33 million, compared to $6.56 million in the previous year’s first six months. Net loss for the first six months of fiscal 2004 was $0.40 million or $0.02 per share, compared to a net loss of $2.83 million or $0.12 per share for the first six months of fiscal 2003.

“Revenue in the second fiscal quarter is historically weak in the industry due to the holidays in each of the three months of the quarter. However, relative to the fiscal first quarter, our 2004 second-quarter performance demonstrated more resiliency than in the prior year. In addition, the results of the expense reduction and efficiency measures implemented over the past year are clearly evident in the sharply improved gross margin and the substantially lower operating costs relative to the prior year periods,” stated Robert Gwin, Prosoft’s chairman and CEO. “Overall, results are satisfactory relative to seasonal expectations and we are focusing our efforts on future growth opportunities, including those presented by our recently announced merger with Trinity Learning Corporation. We continue to make progress toward completion of the merger, and expect to make further announcements in coming weeks concerning dates for shareholder meetings and our progress on other matters, enabling us to move toward a successful closing.”

Gross profit as a percentage of revenue was 68 percent for the second quarter of fiscal 2004, compared to 56 percent for the same quarter of the previous fiscal year, and 67 percent for the first six months of fiscal 2004, compared to 57 percent in the previous year’s first six months.

Content development, sales and marketing, and general and administrative expenses were $1.44 million in the second quarter of fiscal 2004, compared to $2.67 million for the same quarter of the previous fiscal year, a reduction of $1.23 million or 46 percent. Content development, sales and marketing, and general and administrative expenses were $2.89 million for the first six months of fiscal 2004, compared to $5.91 million in the previous year’s first six months, a reduction of $3.02 million or 51 percent.

The cash balance at January 31, 2004, was $1.21 million, compared to $1.50 million for the previous quarter. Days sales outstanding of receivables were at 35 days, consistent with recent performance.

About ProsoftTraining

ProsoftTraining (Nasdaq: POSO) offers content and certifications to enable individuals to develop and validate critical information and communications technology (ICT) workforce skills. Prosoft is a leader in the workforce development arena, working with state and local governments and school districts to provide ICT education solutions for high school and community college students. Prosoft has created and distributes a complete library of classroom and e-learning courses. Prosoft distributes its content through its ComputerPREP division to individuals, schools, colleges, commercial training centers and corporations worldwide. Prosoft owns the CIW job-role certification program for Internet technologies and the CCNT (Certified in Convergent Network Technologies) certification, and manages the CTP (Convergence Technologies Professional) vendor-neutral certification for telecommunications. To find out more, visit www.ProsoftTraining.com, www.ComputerPREP.com, www.CIWcertified.com, and www.CTPcertified.com.

Except for historical information contained herein, the matters discussed in this press release are statements of a forward-looking nature that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, without limitation, the ability to complete the announced merger with Trinity Learning Corporation; the Company’s dependence on the timely development, introduction and acceptance of courses, proprietary certifications and other products; the continued penetration of the academic and learning center markets; the maintenance and growth of monthly revenue levels; the ability to continue to manage costs effectively; the ability to maintain the workforce at appropriate levels and retain and compensate executive management at levels commensurate with revenues; the ability to maintain sufficient operational liquidity; the ability of the Company to maintain its NASDAQ SmallCap listing; the effect of changing economic conditions; the acceptance of ICT certifications in general; and the other risks and uncertainties outlined in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K. The Company undertakes no obligation to update this forward-looking information.

# # #

ProsoftTraining and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended January 31,		Six Months Ended January 31,
	2004	2003	2004	2003
Revenues:
Content	$1,649	$2,182	$3,377	$5,212
Certification	347	647	950	1,273
Services	—	11	—	75

Total revenues	1,996	2,840	4,327	6,560

Costs and expenses:
Costs of revenues	635	1,256	1,431	2,836
Content development	143	420	296	957
Sales and marketing	684	877	1,305	2,190
General and administrative	615	1,376	1,286	2,764
Depreciation and amortization	126	279	254	502

Total costs and expenses	2,203	4,208	4,572	9,249

Loss from operations	(207)	(1,368)	(245)	(2,689)

Interest expense, net	(79)	(72)	(151)	(137)

Net loss	$(286)	$(1,440)	$(396)	$(2,826)

Net loss per share: basic and diluted	$(0.01)	$(0.06)	$(0.02)	$(0.12)

Weighted average shares outstanding: basic and diluted	24,209	24,201	24,209	24,199

ProsoftTraining and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share data)

	January 31, 2004	July 31, 2003
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,210	$1,567
Accounts receivable, net	842	1,023
Prepaid expenses and other current assets	199	157

Total current assets	2,251	2,747

Property and equipment, net	379	483
Goodwill, net	6,745	6,745
Licenses, net	358	486
Other	110	118

Total assets	$9,843	$10,579

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$757	$1,061
Accrued expenses	713	826
Current portion of capital lease obligations	52	54
Other	158	255

Total current liabilities	1,680	2,196

Long-term debt	3,113	2,968
Obligations under capital leases, net of current portion	38	64

Total liabilities	4,831	5,228

Stockholders’ equity:
Common shares, par value $.001 per share; authorized shares: 75,000,000; issued: 24,221,326 shares	24	24
Additional paid-in capital	104,422	104,422
Accumulated deficit	(99,557)	(99,161)
Accumulated other comprehensive income	198	141
Less common stock in treasury, at cost: 11,912 shares	(75)	(75)

Total stockholders’ equity	5,012	5,351

Total liabilities and stockholders’ equity	$9,843	$10,579